                                                              EXHIBIT 12.3

                        WTD INDUSTRIES, INC. AND SUBSIDIARIES

                    COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
                      TO AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
                            (In Thousands, Except Ratios)



                                                                      YEAR ENDED APRIL 30,
                                              ------------------------------------------------------------------
                                                 1996        1995            1994          1993          1992
                                             ----------    ----------     ----------    ----------    ----------

NET INCOME (LOSS)                             $   (6,044)    $    3,700   $    6,300    $   23,758    $    2,992
                                              ----------    ----------    ----------    ----------    ----------


AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT)
 Beginning of period                          $   20,076    $   18,512    $   13,684    $  (43,553)   $  (46,545)
 End of period                                    11,686        20,076        18,512        13,684       (43,553)

   Average                                    $   15,881    $   19,294    $   16,098    $  (14,935)   $  (45,049)
                                              ----------    ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------    ----------

RATIO OF NET INCOME (LOSS) TO
 AVERAGE STOCKHOLDERS'
 EQUITY (DEFICIT)                                  (38.1)%       19.2%          39.1%           NM            NM


NM - Not meaningful




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